EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-134867, 333-157760 and 333-130193 on Form S-3, in Registration Statement Nos. 333-121350 and 333-115765 on Form S-3; in Registration Statement No. 333-132340 on Form S-4, and in Post-Effective Amendment No.1 to Registration Statement Nos. 333-87633 and 333-84344 on Form S-8, of our reports dated September 28, 2010, relating to the consolidated financial statements and consolidated financial statement schedules of Ferrellgas Partners, L.P., and the effectiveness of Ferrellgas Partners, L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the year ended July 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
September 28, 2010